MASTER CUSTODIAN AGREEMENT

This agreement (“Agreement”) dated as of the 19th day of December, 2007 by and between The Nottingham Management Company (the “Administrator”), a North Carolina corporation, on behalf of those business companies and trusts listed on Exhibit A, attached hereto and made a part hereof (individually, a “Trust” and collectively the “Trusts”) and Union Bank of California (the “Bank”), a federally chartered banking corporation.

WITNESSETH:

WHEREAS, the Administrator serves as the administrator for the Trusts;

WHEREAS, the Administrator in its capacity as administrator desires to appoint the Bank to act as Custodian for each individual Trust and such Trust’s portfolio securities, cash and other property from time to time deposited with or collected by the Bank for such Trust; and

WHEREAS, the Bank is qualified and authorized to act as Custodian for each Trust and the separate series thereof (each a Fund and collectively, the Funds), and is willing to act in such capacity upon the terms and conditions herein set forth.

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1.    The terms as defined in this Section wherever used in this Agreement, or in any amendment or supplement hereto, shall have meanings herein specified unless the context otherwise requires.

CUSTODIAN: The term Custodian shall mean the Bank in its capacity as Custodian under this Agreement.

SECURITIES: The term Securities means stocks, bonds, rights, warrants and all other negotiable or non-negotiable paper issued in certificated or book-entry form commonly known as Securities in banking custom or practice.

SECTION 2. The Administrator on behalf of each Trust hereby appoints the Custodian as Custodian of each said Trust’s cash, securities and other property, to be held by the Custodian as provided in this Agreement. For purposes of this Agreement, the Trusts comprise of those companies or trusts listed on Exhibit A, as such exhibit may be amended from time to time by mutual agreement between the Administrator and the Bank. The Custodian hereby accepts such appointment subject to the terms and conditions hereinafter provided. The Bank shall, upon receipt of Proper Instructions, establish and maintain a segregated custodial account or accounts for and on behalf of each individual Trust on the books and records of the Bank to hold the Securities of the Trust deposited with, transferred to or collected by the Bank for the account of each Fund of such Trust, and a separate cash account to which the Bank shall credit monies received by the Bank for the account of or from each Fund of such Trust. Such cash shall be segregated from the assets of others and shall be and remain the sole property of the appropriate Trust.

SECTION 3. The Custodian’s compensation shall be as set forth in Exhibit B, attached hereto and made a part hereof. The Administrator will pay, or cause the appropriate Trust to pay, to the Bank the monthly fees as outlined in Exhibit B. In addition, the Administrator will use reasonable commercial efforts to cause the appropriate Trust to pay to the Bank reasonable out-of pocket expenses, including but not limited to all costs associated with the conversion of the Trust’s securities hereunder and the transfer of Securities and records kept in connection with this Agreement, all expenses and taxes payable with respect to the Securities in the account of such Trust including, without limitation, commission charges on purchases and sales and the amount of any loss or liability for stockholders assessments or otherwise, claimed or asserted against the bank or against the Bank’s nominee by reason of any registration hereunder; and expenses of third parties providing services to the Fund, including services of legal counsel and independent accountants, appraisers, and brokers.

SECTION 4. The Administrator shall use reasonable commercial efforts to cause each Trust to execute an individual custodian agreement (“Individual Custodian Agreement”) in substantially the same form as set forth as Exhibit C, attached hereto and made a part hereof. It is the intent of the Administrator and the Bank that each Individual Custodian Agreement, when properly executed, shall become a part of this Agreement as it relates to the particular Trust.

SECTION 5. In connection with its functions under this Agreement, the Custodian shall perform those services set forth in the Individual Custodian Agreements

SECTION 6. In connection with its obligations under this Agreement, the Administrator shall perform the following: those services as may be agreed upon, from time to time, in writing between the Administrator and the Custodian.

SECTION 7. The Administrator represents and warrants that: (i) it has the legal right, power and authority to execute, deliver and perform this Agreement and to carry out all of the transactions contemplated hereby; (ii) it has obtained all necessary authorizations; (iii) the execution, delivery and performance of this Agreement and the carrying out of any of the transactions contemplated hereby will not be in conflict with, result in a breach of or constitute a default under any agreement or other instrument to which the Administrator is a party or which is otherwise known to the Administrator; (iv) to the best of its knowledge and belief, it does not require the consent or approval of any governmental agency or instrumentality, except any such consents and approvals which the Administrator has obtained; (v) to the best of its knowledge and belief, the execution and delivery of this Agreement by the Administrator will not violate any law, regulation, charter, by-law, order of any court or governmental agency or judgment applicable to the Administrator; and (vi) all persons executing this Agreement on behalf of the Administrator and carrying out the transactions contemplated hereby on behalf of the Administrator are duly authorized to do so. In the event any of the foregoing representations should become untrue, incorrect or misleading, the Administrator agrees to notify the Bank immediately in writing thereof.

SECTION 8. The Bank represents and warrants that: (i) it has the legal right, power and authority to execute, deliver and perform this Agreement and to carry out all of the transactions contemplated hereby; (ii) it has obtained all necessary authorizations; (iii) the execution, delivery and performance of this Agreement and the carrying out of any of the transactions contemplated hereby will not be in conflict with, result in a breach of or constitute a default under any agreement or other instrument to which the Bank is a party or which is otherwise known to the Bank; (iv) it does not require the consent or approval of any governmental agency or instrumentality, except any such consents and approvals which the Bank has obtained; (v) the execution and delivery of this Agreement by the Bank will not violate any law, regulation, charter, by-law, order of any court or governmental agency or judgment applicable to the Bank; and (vi) all persons executing this Agreement on behalf of the Bank and carrying out the transactions contemplated hereby on behalf of the Bank are duly authorized to do so. In the event that any of the foregoing representations should become untrue, incorrect or misleading, the Bank agrees to notify the Administrator immediately in writing thereof.

SECTION 9. All cash and Securities held by the Bank hereunder shall be kept with the care exercised as to the Bank’s own similar property.

SECTION 10. This Agreement may be amended from time to time by a supplemental agreement executed by the Administrator and the Bank and amending and supplementing this Agreement in the manner mutually agreed.

SECTION 11.  Either the Administrator or the Custodian may give ninety (90) days written notice to the other of the termination of this Agreement in whole or as to any Trust and such Trust’s corresponding Individual Custodian Agreement, such termination to take effect at the time specified in the notice. In case such notice of termination is given either by the Administrator or by the Custodian, the Administrator shall use reasonable commercial efforts to cause the Trustees of the applicable Trust(s) to promptly appoint a successor Custodian (the Successor Custodian) which Successor Custodian shall be a bank, trust company, or a bank and trust company in good standing, with legal capacity to accept custody of the cash and Securities of a mutual fund. Upon receipt of written notice from the Administrator or the applicable Trust(s) of the appointment of such Successor Custodian and upon receipt of Proper Instructions, the Custodian shall deliver such cash and Securities as it may then be holding hereunder directly and only to the Successor Custodian. Unless or until a Successor Custodian has been appointed as above provided, the Custodian then acting shall continue to act as Custodian under this Agreement.

Every Successor Custodian appointed hereunder shall execute and deliver an appropriate written acceptance of its appointment and shall thereupon become vested with the rights, powers, obligations and custody of its predecessor Custodian. The Custodian ceasing to act shall nevertheless, upon request of the applicable Trust and the Successor Custodian and upon payment of its charges and disbursements, execute and instrument in form approved by its counsel transferring to the Successor Custodian all the predecessor Custodian’s rights, duties, obligations and custody.

Subject to the provisions of Section 17 hereof, in case the Custodian shall consolidate with or merge into any other corporation, the corporation remaining after or resulting from such consolidation or merger shall ipso facto without the execution of filing of any papers or other documents, succeed to and be substituted for the Custodian with like effect as though originally named as such, provided, however, in every case that said Successor corporation maintains the qualifications set out in Section 17(f) of the Investment Company Act of 1940, as amended.

In addition to the termination rights set forth above, each individual Trust shall have the right to terminate this Agreement as it relates to such Trust as provided in such Trust’s Individual Custodian Agreement.

SECTION 12. This Agreement shall take effect with respect to each individual Trust upon the execution of the Individual Custodian Agreements and when assets of such Trusts are first delivered to the Custodian.

SECTION 13. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 14. Notwithstanding anything to the contrary in this Agreement, the Administrator shall not be liable to the Bank for any obligations of the Trusts under the Individual Custodian Agreements. In addition, the Administrator shall only be liable to the Bank for compensation and expenses due the Bank under Section 3 of this Agreement to the extent that the Administrator actually receives said amounts from the appropriate Trust. Notice is hereby given that this Agreement is not binding upon any of the Trustees, officers or Shareholders of the Trusts individually, but binding only upon the assets and property of the applicable Trust under the terms of its Individual Custodian Agreement. No Fund of any Trust shall be liable for the obligations of any other Fund of that Trust or any other Trust.

SECTION 15. Any sub-custodian appointed hereunder shall be qualified under Section 17(f) of the 1940 Act and will perform its duties in accordance with the requirements of this Agreement.

SECTION 16. Nothing contained in this Agreement is intended to or shall require the Custodian in any capacity hereunder to perform any functions or duties on any holiday or other day of special observance on which the Custodian is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day the Custodian is open.

SECTION 17. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Administrator without the written consent of the Custodian, or by the Custodian without the written consent of the Administrator.

SECTION 18. All communications (other than Proper Instructions) which are to be furnished hereunder to either party, or under any amendment hereto, shall be sent by mail to the address listed below, provided that in the event that the Bank, in its sole discretion, shall determine that an emergency exists, the Bank may use such other means of communications as the Bank deems advisable.

If to BANK:	If to ADMINISTRATOR:
UNION BANK OF CALIFORNIA, N.A.	THE NOTTINGHAM MANAGEMENT COMPANY
Institutional Custody Services	Attn: Carrie J. Lower, Vice President
Attn: Moon Shil Lee, Vice President	P.O. Drawer 69
350 California Street, 6th Floor	116 S. Franklin Street
San Francisco, California 94104	Rocky Mount, North Carolina 27802
Telephone: (415) 705-7211	Telephone: (252) 972-9922
Facsimile: (415) 705-7340	Facsimile: (252) 977-7421

SECTION 19. This Agreement, and any amendments hereto, shall be governed, construed and interpreted in accordance with the laws of California.

SECTION 20. The Bank agrees, on behalf of itself and its officers, directors, agents and employees, to treat as confidential all records and other information relative to each Trust and to not use such records and information for any purpose other than performance of its responsibilities and duties under the Agreement, and the Individual Custodian Agreements, except after prior notification to and approval in writing by the appropriate Trust. Notwithstanding the forgoing, the Bank may divulge such confidential records and information where the Bank (i) in good faith believes it may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested by duly constituted authorities, (iii) when so requested by the Trust’s investment adviser(s), administrator, transfer agent, outside legal counsel or independent public accountants, or (iv) when so requested by the appropriate Trust. For purposes of this section, the following records and other information shall not be considered confidential: (a) any record or other information which is or becomes publicly available through no fault of the Bank; (b) any record and other information which is released by the Trust in a public release; (c) any record or other information which is lawfully obtained from third parties who are not under an obligation to keep such information confidential; or (d) any record or other information previously known by the Bank.

IN WITNESS WHEREOF, the Administrator and the Custodian have caused this Agreement to be duly signed by their respective officers as of the day and year first above written.

THE NOTTINGHAM MANAGEMENT COMPANY

By: CARRIE J. LOWER

Print Name: CARRIE J. LOWER

Title: VICE PRESIDENT

UNION BANK OF CALIFORNIA, N.A

By: /s/ MOON SHIL LEE /s/ MARGARET BOND

    Print  Name: MOON SHIL LEE                     MARGARET  BOND

Title: VICE PRESIDENT VICE PRESIDENT

Exhibit A

Updated March, 2008

Mutual Fund Companies and Trusts

1.   The Nottingham Investment Trust II

2.   Tilson Investment Trust

3.   Giordano Investment Trust

4.   New Providence Investment Trust

5.

6.

7.

8.

9.

Exhibit B

Custodian’s Compensation

See attached domestic and global fee schedules.

[UNION BANK

OF CALIFORNIA

LOGO HERE]

INSTITUTIONAL SECURITIES SERVICES

SCHEDULE OF FEES

For

SERVICES INCLUDED

• New account set-up

• Free receipt of assets transferring into Bank

• Asset safekeeping

• Trade Settlement / Registration

• Daily cash sweep into approved Money Market Fund(s)

• Monthly cash and asset statements

• Dedicated relationship manager assigned to your account

• Toll-free telephone and fax lines

• Internet account access via Online Trust & Custody

______________________________________________________________________________________

Custody/Safekeeping

Depository Eligible	1/2 BP
Calculated on Market Value	(One Half of One Basis Point or 0.005%)

Physical Securities / Private Placements	5 BPS
Calculated on Book Value (Cost)	(Five Basis Points or 0.05%)

Itemized Costs

Transaction fees	Depository Eligible	$7.00
(Includes DTC and Federal Reserve)
Physical Securities	$20.00
Pay-downs on ABS / MBS	$3.00

Disbursements	$6.00

Out-of-pocket expenses	As Incurred

MINIMUM ANNUAL FEE	$5,000.00

                                                                                                                         Per Account (Fund)

_______________________________________________________________________________

• A transaction is defined as any activity affecting assets; including purchases, sales, tender offers, stock dividends, free deliveries, pay-downs, maturities, exchanges, redemptions, etc. Fees for foreign securities, foreign exchange transactions, international wires and non-standard services are quoted separately.

• Fees are charged monthly against the client's account unless otherwise agreed. This fee schedule is subject to change upon 30 days written notice.

UNION BANK OF CALIFORNIA

Institutional Service & Asset Management

7-1

CONFIDENTIAL

TRANSACTION FEES	CUSTODY FEES
	.005%	.03%	.05%	.10%	.15%	.20%	.30%	.40%	.50%	.75%
Varies	USA
$25.00		Euro CD’s Euroclear Luxembourg	Japan South Africa
$50.00	Canada	United Kingdom	Hong Kong	Lithuania Netherlands	Korea (Rep.of) Latvia Mexico Thailand	Estonia New Zealand Poland Slovakia	Hungary Israel
$75.00		Denmark Sweden	France Germany	Australia Austria Belgium Cyprus Greece Italy Norway Portugal	Singapore Switzerland	Spain Sri Lanka	Argentina Brazil Chile China Czech. Rep. Finland		Ukraine
$100.00			Ireland	India Taiwan	Malaysia	Indonesia		Colombia Croatia Egypt	Bermuda Ghana Jordan Kenya Liberia Namibia Uruguay Zimbabwe
$125.00					Philippines Viet Nam	Turkey	Bangladesh	Morocco	Lebanon Macedonia Nicaragua Peru Romania
$150.00							Bulgaria	Slovenia Venezuela	Cayman Ecuador Guyana Jamaica Pakistan Trinidad & Tobago	Malta Palestine Panama Russia Serbia

Capital Changes $25.00	Third-Party FX $35.00	Federal Reserve System Wires $10.00
UNION BANK OF CALIFORNIA GLOBAL CUSTODY	Certain unique market expenses, tax reclaims, proxies, etc. may be treated as out-of-pocket expenses Minimum Annual Fee for Multi-Currency Accounting: $10,000.00 per Account/Sub-Account April 2007
                7-2

Exhibit C

Form of Individual Custodian Agreement

CUSTODIAN AGREEMENT

(FOREIGN AND DOMESTIC SECURITIES)

This Custodian Agreement is made by and between the ________________ ("Trust"), a (statutory or business) trust duly organized under the laws of the (State of Delaware or Commonwealth of Massachusetts), and UNION BANK OF CALIFORNIA, N.A. (“Bank”), a national bank.

WHEREAS, The Nottingham Management Company (the “Administrator”) serves as administrator for the Trust;

WHEREAS, the Administrator in its capacity as administrator, and on behalf of the Trust, appointed the Bank to act as custodian for the Trust (“Custodian”) pursuant to that certain Master Custodian Agreement dated ______________________ (“Master Custodian Agreement”) between the Administrator and the Custodian;

WHEREAS, under the terms of the Master Custodian Agreement, the Trust and the Custodian must execute this Custodian Agreement to acknowledge and confirm the terms and conditions of the Bank acting as Custodian for the Trust;

WHEREAS, the Trust desires that Custodian hold and administer on behalf of the Trust certain Securities (as herein defined); and

WHEREAS, the Bank is qualified and authorized to act as Custodian for the Trust and the separate series thereof as listed on Schedule 1, attached hereto and made a part hereof (each a “Fund” and collectively the “Funds”), and is willing to act in such capacity upon the terms and conditions herein set forth;

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Definitions . Certain terms used in this Agreement are defined as follows:

1.1       "Account" means, collectively, each account maintained by Custodian pursuant to Paragraph 3 of this Agreement.

1.2       "Act" means the Investment Company Act of 1940, and the rules and regulations thereunder, all as amended from time to time by the U.S. Securities and Exchange Commission ("SEC").

1.3	“Board” or “Trustees” means the Board of Trustees of the Trust.

1.4      "Eligible Foreign Custodian" ("Sub-Custodian", or collectively "Sub-Custodians") means an entity that is incorporated or organized under the laws of a country other than the United States and that is a Qualified Foreign Bank, as defined in §270.17f-5(a)(5) of the Rule, or a majority-owned direct or indirect subsidiary of a U.S. Bank or bank-holding company.

1.5      "Eligible Securities Depository", ("Depository", or collectively "Depositories") means a system for the central handling of securities as defined in §270.17f-7(b)(1) of the Act.

1.6       “Emerging Market” means each market so identified on Appendix A attached hereto.

1.7       “Foreign Custody Manager” means such person as defined in §270.17f-5(a)(3) of the Rule.

1.8	“Foreign Market” means each market so identified on Appendix A attached hereto.

1.9       “Monitoring System” means the policies and procedures established by Custodian to fulfill its duties to monitor the custody risks associated with maintaining securities with a Sub-Custodian or Depository on a continuing basis, pursuant to this Agreement.

1.10   "Rule" means collectively §270.17(f)-5 and §270.17(f)-7 of the Act, as amended from time to time.

1.11   "Securities" means domestic or foreign securities or both within the meaning of §2(a)(36) of the Act and regulations issued by the SEC under §270.17(f) of the Act, as amended, which are held by Custodian in the Account, and shall include cash of any currency or other property of the Trust and all income and proceeds of sale of such securities or other property of the Trust.

2.	Representations

2.1      The Trust acknowledges and confirms the appointment of the Custodian as Custodian of the Trust’s cash, securities and other property, to be held by the Custodian as provided in the Master Custodian Agreement and as provided in this Agreement and the Trust’s delegation to the Custodian of the responsibility set forth in §270.17f-7(5)(c) of the Rule.. The Custodian accepts such appointment and agrees to serve as the Trust’s Foreign Custody Manager subject to the terms and conditions as stated in the Master Custodian Agreement and as hereinafter provided. The Trust represents that with respect to any Account established by the Trust to hold Securities, the Trust is authorized to enter into this Agreement and to retain Custodian on the terms and conditions and for the purposes described herein.

2.2      Custodian represents that it (i) is organized under the laws of the United States and has its principal place of business in the United States; (ii) is a bank within the meaning of §202(a)(2) of the Investment Advisers Act of 1940 and §2(a)(5) of the Act, as amended; and (iii)

has equity capital in excess of $1 million; has the power and authority to enter into this Agreement and to perform its obligations hereunder.

3.         Establishment of Accounts. The Trust hereby establishes with Custodian, and may in the future establish, one or more Accounts in the Trust's name. The Account shall consist of Securities delivered to and receipted for by Custodian or by any Sub-Custodian. Custodian, in its sole discretion, may reasonably refuse to accept any property now or hereafter delivered to it for inclusion in the Account. The Trust shall be notified promptly of such refusal and any such property shall be immediately returned to the Trust.

4.         Custody. Subject to the terms of this Agreement, Custodian shall be responsible for the safekeeping and custody of the Securities. Custodian may (i) retain possession of all or any portion of the Securities, including possession in a foreign branch or other office of Custodian; or (ii) retain, in accordance with Paragraph 5 of this Agreement, one or more Sub-Custodians to hold all or any portion of the Securities. Custodian and any Sub-Custodian may, in accordance with Paragraph 5 of this Agreement, deposit definitive or book-entry Securities with one or more Depositories.

4.1      If Custodian retains possession of Securities, Custodian shall ensure the Securities are at all times properly identified as being held for the appropriate Account. Custodian shall segregate physically the Securities from other securities or property held by Custodian. Custodian shall not be required to segregate physically the Securities from other securities or property held by Custodian for third parties as Custodian, but Custodian shall maintain adequate records showing the true ownership of the Securities.

4.2      If Custodian deposits Securities with a Sub-Custodian, Custodian shall maintain adequate records showing the identity and location of the Sub-Custodian, the Securities held by the Sub-Custodian, and each Account to which such Securities belong.

4.3      If Custodian or any Sub-Custodian deposits Securities with a Depository, Custodian shall maintain, or shall cause the Sub-Custodian to maintain, adequate records showing the identity and location of the Depository, the Securities held by the Depository, and each Account to which such Securities belong.

4.4      If the Trust directs Custodian to deliver certificates or other physical evidence of ownership of Securities to any broker or other party, other than a Sub-Custodian or Depository employed by Custodian for purposes of maintaining the Account, Custodian's sole responsibility shall be to exercise care and diligence in effecting the delivery as instructed by the Trust. Upon completion of the delivery, Custodian shall be discharged completely of any further liability or responsibility with respect to the safekeeping and custody of Securities so delivered.

4.5      Custodian shall ensure that (i) the Securities will not be subject to any right, charge, security interest, lien, or claim of any kind in favor of Custodian or any Sub-Custodian except for Custodian's expenses relating to the Securities' safe custody or administration or, in the case of cash deposits, liens or rights in favor of the creditors of the Sub-Custodian arising under bankruptcy, insolvency, or similar laws, and (ii) the beneficial ownership of the Securities will be freely transferable without the payment of money or value other than for safe custody or administration.

4.6      The Trust or its designee, shall have reasonable access upon reasonable notice during regular business hours to the books and records, or shall be given confirmation of the contents of the books and records, maintained by Custodian or any Sub-Custodian holding Securities hereunder to verify the accuracy of such books and records. Custodian shall notify the Trust promptly of any applicable law or regulation in any country where Securities are held that would restrict such access or confirmation.

5.         Sub-Custodians and Depositories; Selection and Monitoring. With the Trust's advance approval, as provided in Subparagraph 5.5 of this Agreement, Custodian may from time to time select one or more Sub-Custodians and, subject to the provisions of Subparagraph 5.7, one or more Depositories, to hold Securities hereunder.

5.1      Custodian shall establish a relationship with each Sub-Custodian governed by a written contract providing for the reasonable care of Securities based on the standards specified in section §270.17(f)-5(c)(1) of the Rule, and including the provisions set forth in sections §270.17(f)-5(c)(2)(i)(A) through (F) of the Rule, or provisions which Custodian determines provide the same or greater protection of the Trust's Securities.

5.2      In making its selection of each Sub-Custodian, Custodian shall consider whether the Securities will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, including (i) the Sub-Custodian's practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the method of keeping custodial records, and the security and data protection practices; (ii) the Sub-Custodian's financial strength, general reputation and standing in the country in which it is located, its ability to provide efficiently the custodial services required, and the relative cost of such services; and, (iii) whether the Sub-Custodian has branch offices in the United States, or consents to service of process in the United States, in order to facilitate jurisdiction over and enforcement of judgments against it.

5.3      In making its selection of each Depository, Custodian shall exercise reasonable care, prudence, and diligence in evaluating the custody risks associated with maintaining Securities with each Depository under Custodian's custody arrangements with each Sub-Custodian or Depository.

5.4      Custodian shall give written notice to the Trust of its intention to deposit Securities with a Sub-Custodian or, directly or through a Sub-Custodian, with a Depository. The notice shall identify the proposed Sub-Custodian or Depository and shall include reasonably available information relied on by Custodian in making the selection.

5.5      Within 30 days of its receipt of a notice from Custodian pursuant to Subparagraph 5.4 of this Agreement regarding Custodian's proposed selection of one or more Sub-Custodians or Depositories, the Trust shall give written notice to Custodian of the Trust's approval or disapproval of the proposed selection. If the Trust has not responded within 30 days of receipt of Custodian's request for approval of a Sub-Custodian or Depository, the Trust will be deemed to have approved the proposed selection. The Trust hereby approves Custodian's selection and use of those Sub-Custodians and Depositories which are identified in Appendix A of this Agreement.

5.6    Custodian shall monitor under its Monitoring System the appropriateness of the continued custody or maintaining of the Trust's Securities with each Sub-Custodian or Depository.

5.6.1 Custodian shall evaluate and determine at least annually the continued eligibility of each Sub-Custodian and Depository approved by the Trust to act as such hereunder. In discharging this responsibility, Custodian shall (i) monitor on a continuing basis the day to day services and reports provided by each Sub-Custodian or Depository; (ii) at least annually, obtain and review the annual financial report published by each Sub-Custodian, and to the extent such reports are publicly available, each Depository, and other reports on each Sub-Custodian or Depository which Custodian may obtain from a reputable independent analyst; and, (iii) periodically as deemed appropriate, physically inspect the operations of each Sub-Custodian or Depository.

5.6.2 Custodian shall provide to the Board annually and at such other times as the Board may reasonably request based on the circumstances of the Trust’s foreign custody arrangements, written reports notifying the Board of the placement of Securities of the Trust with a particular foreign Sub-Custodian within a Foreign Market or an Emerging Market and of any material change in the arrangements (including any material changes in any contracts governing such arrangements or any material changes in the established practices or procedures of Depositories) with respect to Securities of the Trust held by any Sub-Custodian.

5.6.3 If Custodian determines that (i) any Sub-Custodian or Depository no longer satisfies the applicable requirements described in Subparagraph 1.4 (in the case of a Sub-Custodian) or Subparagraph 1.5 (in the case of a Depository) of this Agreement; or, (ii) any Sub-Custodian or Depository is otherwise no longer capable or qualified to perform the functions contemplated herein; or, (iii) any change in a contract with a Sub-Custodian or any change in established Depository or market practices or procedures shall cause a custody arrangement to no longer meet the requirements of the Rule, Custodian shall promptly give written notice thereof to the Trust. The notice shall, in addition, either indicate Custodian's intention to transfer Securities held by the removed Sub-Custodian or Depository to another Sub-Custodian or Depository previously approved by the Trust, or include a notice pursuant to Subparagraph 5.4 of this Agreement of Custodian's intention to deposit Securities with a new Sub-Custodian or Depository, in either instance such transfer of Securities to be effected as soon as reasonably practical.

5.7      Notwithstanding the foregoing sub-sections of this Paragraph 5, Custodian shall have no responsibility for the selection or monitoring of any Depository or Depository’s agent (“Compulsory Depository”) (i) the use of which is mandated by law or regulation; (ii) because securities cannot be withdrawn from a depository; or (iii) because maintaining securities outside the securities depository is not consistent with prevailing market practices in the relevant market, provided however, that Custodian shall notify the Trust if the Trust has directed a trade in a market containing a Compulsory Depository, so the Trust shall have an opportunity to determine the appropriateness of investing in such market.

5.8       The Trust and Custodian agree that, for purposes of this Paragraph 5, Custodian’s determination of appropriateness shall only include custody risk, and shall not include any evaluation of “country risk” or systemic risk associated with the investment or holding of assets in a particular country or market, including, but not limited to (i) the use of Compulsory Depositories, (ii) the country’s or market's financial infrastructure, (iii) the country’s or market's prevailing custody and settlement practices, (iv) risk of nationalization, expropriation or other governmental actions, (v) regulation of the banking or securities industries, (vi) currency controls, restrictions, devaluation or fluctuation, and (vii) country or market conditions which may affect the orderly execution of securities transactions or affect the value of the transactions. The Trust and Custodian further agree that the evaluation of any such country and systemic risks shall be solely the responsibility of the Trust.

6.         Registration. Subject to any specific instructions from the Trust, Custodian shall hold or cause to be held all Securities in the name of (i) the Trust, or (ii) Custodian, or any Sub-Custodian or Depository approved by the Trust pursuant to Paragraph 5 of this Agreement, or in the name of a nominee of any of them, as Custodian shall determine to be appropriate under the circumstances.

7.         Transactions. The Trust from time to time may instruct Custodian (which in turn shall be responsible for giving appropriate instructions to any Sub-Custodian or Depository) regarding the purchase or sale of Securities in accordance with this Paragraph 7:

7.1      Custodian shall effect and account for each Securities and currency sale on the date such transaction actually settles; provided, however, that the Trust may in its sole discretion direct Custodian, in such manner as shall be acceptable to Custodian, to account for Securities and currency purchases and sales on contractual settlement date, regardless of whether settlement of such transactions actually occurs on contractual settlement date. The Trust may, from time to time, direct Custodian to change the accounting method employed by Custodian in a written notice delivered to Custodian at least thirty (30) days prior to the date a change in accounting method shall become effective.

7.2      Custodian shall effect purchases by charging the Account with the amount necessary to make the purchase and effecting payment to the seller or broker for the securities or other property purchased. Custodian shall have no liability of any kind to any person, including the Trust, except in the case of negligent or intentional tortuous acts, or willful misconduct, if the Custodian effects payment on behalf of the Trust, and the seller or broker fails to deliver the securities or other property purchased. Custodian shall exercise such ordinary care and diligence as would be employed by a reasonably prudent custodian and due diligence in examining and verifying the certificates or other indicia of ownership of the property purchased before accepting them.

7.3      Custodian shall effect sales by delivering certificates or other indicia of ownership of the Property, and, as instructed, shall receive cash for such sales. Custodian shall have no liability of any kind to any person, including the Trust, if Custodian exercises due diligence and delivers such certificates or indicia of ownership and the purchaser or broker fails to effect payment.

7.4      If a purchase or sale is effected through a Depository, Custodian shall exercise such ordinary care and diligence as would be employed by a reasonably prudent custodian and due diligence in verifying proper consummation of the transaction by the Depository.

7.5      The Trust is responsible for ensuring that Custodian receives timely instructions and/or funds to enable Custodian to effect settlement of any purchase or sale of Securities or Currency Transactions. If Custodian does not receive such timely instructions or funds, Custodian shall have no liability of any kind to any person, including the Trust, for failing to effect settlement. However, Custodian shall use reasonable efforts to effect settlement as soon as possible after receipt of appropriate instructions. The Trust shall be liable for interest compensation and/or amounts to Custodian and/or its counterparty for failure to deliver instructions or funds in a timely manner to effect settlements of foreign exchange funds movement.

7.6     At the direction of the Trust, Custodian shall convert currency in the Account to other currencies through customary channels including, without limitation, Custodian or any of its affiliates, as shall be necessary to effect any transaction directed by the Trust. The Trust acknowledges that (i) the foreign currency exchange department is a part of Custodian or one of its affiliates or subsidiaries; (ii) the Account is not obligated to effect foreign currency exchange with Custodian; (iii) Custodian will receive benefits for such foreign currency transactions which are in addition to the compensation which Custodian receives for administering the Account; and (iv) Custodian will make available the relevant data so that the Trust can determine that the foreign currency exchange transactions are as favorable to the Account as terms generally available in arm's length transactions between unrelated parties. Foreign currency exchange transactions will be performed in accordance with the Union Bank of California Foreign Exchange Agreement in the form of Exhibit "C" hereto and incorporated herein by reference and the Trust hereby agrees and acknowledges all of the terms and conditions thereof. If the Trust elects to give standing instructions to Custodian to execute foreign currency exchange transactions on its behalf, or in the event a foreign currency exchange transaction is initiated in the absence of the specific Foreign Exchange Agreement, such transaction will be performed at the Bank's prevailing rate, in accordance with the usual commercial terms of the custodian.

7.7      Custodian shall have no responsibility to manage or recommend investments of the Account or to initiate any purchase, sale, or other investment transaction in the absence of instructions from the Trust.

8.         Market Transactions; Settlement Dates. Custodian has identified certain Foreign Markets and certain Emerging Markets in Appendix A of this Agreement, which Custodian may amend in writing to the Trust from time to time.

8.1      The Trust agrees that all settlements of Securities transactions shall be transacted in accordance with the local laws, customs, market practices and procedures to which Sub-Custodians and Depositories are subject in each Foreign and Emerging Market.

8.2      Notwithstanding the foregoing Paragraph 7, the Trust understands and agrees that settlement of Securities transactions is available only on an actual settlement date basis in certain Emerging Markets, which are identified in Appendix A, and as may be amended by Custodian in writing to the Trust from time to time.

8.2.1 For Emerging Markets with actual settlement dates, cash of any currency deposited or delivered to the Account shall be available for use by the Trust only on the actual business day on which funds of good value are available to Sub-Custodian in the Account.

8.2.2 For Emerging Markets with actual settlement dates, Securities deposited or delivered to the Account shall be available for use by the Trust only on the actual business day on which such Securities are held in the nominee name or are otherwise subject to the control of, and in a form for good delivery by, the Sub-Custodian.

9.	Capital Changes; Income.

9.1      Custodian may, without further instructions from the Trust, exchange temporary certificates and may surrender and exchange Securities for other securities in connection with any reorganization, recapitalization, or similar transaction in which the owner of the Securities is not given an option. Custodian has no responsibility to effect any such exchange unless it has received actual notice of the event permitting or requiring such exchange at its office designated in Paragraph 15 of this Agreement or at the office of its designated agents.

9.2      Custodian, or its designated agents, are authorized and shall use reasonable commercial efforts, as the Trust's agent, to surrender against payment maturing obligations and obligations called for redemption, and to collect and receive payments of interest, dividends, warrants, and other things of value in connection with Securities. Except as otherwise provided in Subparagraph 16.4 of this Agreement, Custodian or its designated agents shall not be obligated to enforce collection of any item by legal process or other means.

9.3      Custodian or its designated agents are authorized to sign for the Trust all declarations, affidavits, certificates, or other documents that may be required to collect or receive payments or distributions with respect to Securities. Custodian or its designated agents are authorized to disclose, without further consent of the Trust, the Trust's identity to issuers of Securities, or the agents of such issuers, who may request such disclosure.

10.       Notices re Account Securities. Custodian shall promptly notify the Trust of any reorganization, recapitalization, or similar transaction not covered by Paragraph 9, and any subscription rights, proxies, and other shareholder information pertaining to the Securities actual notice of which is received by Custodian at its office designated in Paragraph 15 of this Agreement or at the offices of its designated agents. Custodian's sole responsibility in this regard shall be to give such notices to the Trust promptly and in a commercially reasonable manner after Custodian receives them, and Custodian shall not otherwise be responsible for the timeliness of such notices. Custodian has no responsibility to respond or otherwise act with respect to any such notice unless and until Custodian has received appropriate instructions from the Trust.

11.       Taxes. Custodian shall pay or cause to be paid from the Account all taxes and levies in the nature of taxes imposed on the Account or the Securities thereof by any country. Custodian will use its best efforts to give the Trust advance written notice of the imposition of such taxes. However, Custodian shall use reasonable efforts to obtain refunds of taxes withheld on Securities or the income thereof that are available under applicable tax laws, treaties, and regulations.

12.       Cash. The Trust may from time to time, direct Custodian to hold Account cash in The HighMarkSM Group of mutual funds or in any investment company for which Custodian or its affiliates or subsidiaries, acts as investment advisor or custodian, or provides other services. If the Trust directs Custodian to hold Account cash in the HighMarkSM funds, the Trust shall designate the particular HighMarkSM fund or such other above-mentioned fund that the Trust deems appropriate for the Account. The Trust acknowledges that Custodian will receive fees for such services which will be in addition to those fees charged by Custodian as agent for the Account.

13.       Reports; Recordkeeping. Custodian shall be subject to the reporting and recordkeeping requirements set forth in this Paragraph 13 and as provided in the Master Custodian Agreement and further provisions of this Agreement.

13.1   Custodian shall render to the Trust a daily report showing (i) each transaction involving Securities effected by or reported to Custodian and (ii) stating the Trust’s account holdings.

13.2   Custodian shall give written reports to the Trust showing (i) each transaction involving Securities effected by or reported to Custodian; (ii) the identity and location of Securities held by Custodian as of the date of the report; (iii) any transfer of location of Securities not otherwise reported; and (iv) such other information as shall be agreed upon by the Trust and

Custodian. Unless otherwise agreed upon by the Trust and Custodian, Custodian shall provide the reports described in this Paragraph 13.2 on a monthly basis.

13.3   Custodian shall create, maintain and retain all records relating to its activities and obligations under this Agreement in such manner as will (i) meet the obligations of the Trust with respect to said Custodian’s activities in accordance with generally accepted accounting principles and (ii) meet the obligations of the Trust under the Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder, applicable Federal and state tax laws, and any other law or administrative rules or procedures which may be applicable to the Trust.

13.4  As noted in Paragraph 4.6 of this Agreement, the Trust or its designee shall have reasonable access upon reasonable notice during regular business hours to the books and records maintained by Custodian or any Sub-Custodian, or shall be given confirmation of the contents of the books and records. Custodian shall notify the Trust promptly of any applicable law or regulation in any country where Securities are held that would restrict such access or confirmation.

13.5  All records maintained by the Custodian in connection with the performance of its duties under this Agreement will remain the property of the Trust and in the event of termination of this Agreement will be relinquished to the Trust.

14.	Instructions from The Trust.

14.1  The Trust shall from time to time file with the Custodian a certified copy of each resolution of its Board of Trustees authorizing the person or persons to give instructions to the Custodian under this Agreement, together with certified signatures of such persons authorized to sign, which shall constitute conclusive evidence of the authority of the officers and signatories designated therein to act, and shall be considered in full force and effect with the Custodian fully protected in acting in reliance thereon until it receives written notice to the contrary.

14.2  A person or persons authorized from time to time by the Trustees of the Trust to give the particular class of instructions may give instruction, notice, or other communication called for by this Agreement to Custodian in writing, or by telecopy, telex, telegram, facsimile, computer terminal, or other form of electronic communication acceptable to Custodian. Unless otherwise expressly provided, all Instructions shall continue in full force and effect until canceled or superseded. A person or persons authorized from time to time by the Trustees of the Trust to give the particular class of instructions may give and Custodian may accept oral instructions; provided, however, that a person or persons authorized from time to time by the Trustees of the Trust to give the particular class of instructions shall promptly confirm any oral communications in writing. The Trust will hold Custodian harmless for the failure of a person or persons authorized from time to time by the Trustees of the Trust to give the particular class of instructions to send confirmation in writing, the failure of such confirmation to conform to the telephone instructions received or Custodian’s failure to produce such confirmation at any subsequent time except if such failure was a result of Custodian’s negligent intentional tortuous act or willful misconduct. Custodian may electronically record any instruction given by telephone, and any other telephone discussions with respect to the Custody Account.

14.3   All such communications shall be deemed effective upon receipt by Custodian at its address specified in Paragraph 15 of this Agreement, as amended from time to time. Custodian without liability may rely upon and act in accordance with any instruction that Custodian using ordinary care believes has been given by the Trust.

14.4   Custodian may at any time request reasonable instructions from the Trust and may await such instructions without incurring liability. Custodian has no obligation to act in the absence of such requested instructions, but may, however, without liability take such action as it deems appropriate to carry out the purposes of this Agreement.

15.       Addresses. Until further notice from either party, all communications called for under this Agreement shall be addressed as follows:

If to the Trust:

Name:
Street Address:
City, State, Zip:
Attn:
Telephone:
Facsimile:

If to Custodian:

UNION BANK OF CALIFORNIA, NATIONAL ASSOCIATION
Union Bank of California Global Custody
Attn: Ms. Moon Shil Lee, Vice President
350 California Street, 6th Floor
San Francisco, California 94104

Telephone: (415) 705-7211
Facsimile: (415) 705-7340

16.	Custodian's Responsibilities and Liabilities:

16.1   Custodian's duties and responsibilities shall be limited to those expressly set forth in this Agreement, or as otherwise agreed by Custodian in writing. In carrying out its responsibilities, Custodian shall exercise no less than the same degree of care and diligence it usually exercises with respect to similar property of its own.

16.2   Custodian (i) shall not be required to maintain any special insurance for the benefit of the Trust, and (ii) shall not be liable or responsible for any loss, damage, expense, failure to perform or delay caused by accidents, strikes, fire, flood, war, riot, electrical or mechanical or communication line or facility failures, acts of third parties (including without limitation any messenger, telephone or delivery service), acts of God, war, government action, civil commotion, fire, earthquake, or other casualty or disaster or any other cause or causes which are beyond Custodian’s reasonable control. However, Custodian shall use reasonable efforts to replace Securities lost or damaged due to such causes with securities of the same class and issue with all rights and privileges pertaining thereto. Custodian shall be liable to the Trust for any loss which shall occur as the result of the failure of a Sub-Custodian to exercise reasonable care with respect to the safekeeping of assets to the same extent that Custodian would be liable to the Trust if Custodian were holding such securities and cash in its own premises. In all cases, Custodian’s liability for any act or failure to act under this Agreement shall be limited to the resulting direct loss, if any, of the Trust. Under no circumstances shall Custodian or the Trust be liable for any consequential, indirect, punitive, or special damage which the other party may incur or suffer in connection with this Agreement.

16.3   The parties intend that Custodian shall not be considered a fiduciary of the Account. Accordingly, Custodian shall have no power to make decisions regarding any policy, interpretation, practice, or procedure with respect to the Account, but shall perform the ministerial and administrative functions described in this Agreement as provided herein and within the framework of policies, interpretations, rules, practices, and procedures made by the Trust as the same shall be reflected in instructions to Custodian from the Trust.

16.4   Custodian shall not be required to appear in or defend any legal proceedings with respect to the Account or the Securities unless Custodian has been indemnified to its reasonable satisfaction against loss and expense (including reasonable attorneys' fees).

16.5   With respect to legal proceedings referred to in Subparagraph 16.4 of this agreement, Custodian may consult with counsel acceptable to it after written notification to the Trust concerning its duties and responsibilities under this Agreement, and shall not be liable for any action taken or not taken in good faith on the advice of such counsel.

17.	Indemnities .

17.1   The Trust hereby agrees to indemnify Custodian against all liability, claims, demands, damages, losses, and costs, including reasonable attorneys' fees and expenses of legal proceedings, resulting from Custodian's compliance with instructions from the Trust and the terms of this Agreement, except where Custodian has refused or failed to comply with the terms of this Agreement (or any sub-custody agreement) or has acted with bad faith, negligence or willful misconduct.

17.2 The Custodian hereby agrees to indemnify the Trust against all liability, claims, demands, damages, losses, and costs, including reasonable attorneys' fees and expenses of legal proceedings, resulting from Custodian’s negligence or willful misconduct in performing its duties under the terms of this Agreement.

17.3   Each party’s right to indemnity under Paragraph 17 of this Agreement shall survive the termination of this Agreement. Additionally, each party’s indemnification obligations under this Paragraph 17 are subject to the indemnified party: (1) giving reasonably prompt written notice of the claim to indemnifying party; (2) permitting the indemnifying party to completely control the defense and settlement of the claim; and (3) providing such cooperation and assistance as the indemnifying party may reasonably request.

18.	Compensation; Expenses.

18.1  The Custodian shall receive compensation for its services as specified in the Master Custodian Agreement. It is understood and agreed that the Administrator shall be responsible for paying the Custodian’s monthly fees (as outlined in Exhibit B of the Master Custodian Agreement) out of the Administrator’s compensation under that certain agreement entitled _______________________, dated [Date], between the Administrator and the Trust.

18.2    Notwithstanding the foregoing, however, the Trust shall be responsible for all reasonable out-of-pocket expenses and processing costs incurred by Custodian in the administration of the Account including, without limitation, reasonable counsel fees incurred by Custodian pursuant to Subparagraph 16.5 of this Agreement; costs associated with the conversion of the Securities, the transfer of Securities, and records kept in connection with this Agreement; all expenses and taxes payable with respect to the Securities in the account of the Trust including, without limitation, commission charges on purchases and sales and the amount of any loss or liability for stockholders assessments or otherwise, claimed or asserted against the Bank or against the Bank’s nominee by reason of any registration hereunder; and expenses of third parties providing services to the Fund (other than services of third parties as are already compensated as described in this Agreement), including services of independent accountants, appraisers, and brokers.

18.3    Custodian shall be entitled to withdraw such expenses or compensation from the Account if the Trust fails to pay the same to Custodian within 45 days after Custodian has sent an appropriate billing to the Trust; provided, however, that Custodian will give the Trust ten (10) days prior written notice before withdrawing such funds.

18.4  Notwithstanding anything to the contrary, amounts owed by the Trust to the Custodian shall only be paid out of the assets and property of the particular Fund involved.

19.       Confidentiality. Custodian agrees, on behalf of itself and its officers, directors, agents and employees, to treat as confidential all records and other information relative to the Trust and to not use such records and information for any purpose other than performance of its responsibilities and duties under this Agreement, except after prior notification to and approval in writing by the Trust. Notwithstanding the forgoing, the Custodian may divulge such confidential records and information where the Custodian (i) in good faith believes it may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested by duly constituted authorities, (iii) when so requested by the Trust’s investment adviser(s), administrator, transfer agent, outside legal counsel or independent public accountants or the Custodian’s outside legal counsel or independent public accountants, or (iv) when so requested by the Trust. For purposes of this section, the following records and other information shall not be considered confidential: (a) any record or other information which is or becomes publicly available through no fault of the Custodian; (b) any record and other information which is released by the Trust in a public release; (c) any record or other information which is lawfully obtained from third parties who are not under an obligation to keep such information confidential; or (d) any record or other information previously known by the Custodian.

20.       Amendment; Termination. This Agreement may be amended at any time without notice to or approval of the Trust’s shareholders by a written instrument signed by the parties. Either party may terminate this Agreement and the Account upon 90 days' written notice to the other unless the parties agree on a different time period. Notwithstanding the foregoing, this Agreement may be terminated by either party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. In addition, the Trust may immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction. In case such notice of termination is given either by the Trust or by the Custodian, the Trustees of the Trust shall, by resolution duly adopted, promptly appoint a successor Custodian (the “Successor Custodian”) which Successor Custodian shall be a bank, trust company, or a bank and trust company in good standing, with legal capacity to accept custody of the cash and Securities of a mutual fund. Upon receipt of written notice from the Trust of the appointment of such Successor Custodian and upon receipt of instructions, the Custodian shall deliver such cash and Securities as it may then be holding hereunder directly and only to the Successor Custodian. Unless or until a Successor Custodian has been appointed as above provided, the Custodian then acting shall continue to act as Custodian under this Agreement.

Every Successor Custodian appointed hereunder shall execute and deliver an appropriate written acceptance of its appointment and shall thereupon become vested with the rights, powers, obligations and custody of its predecessor Custodian. The Custodian ceasing to act shall nevertheless, upon request of the Trust and the Successor Custodian and upon payment of its charges and disbursements, execute and instrument in form approved by its counsel transferring to the Successor Custodian all the predecessor Custodian’s rights, duties, obligations and custody.

Subject to the provisions of Paragraph 20 hereof, in case the Custodian shall consolidate with or merge into any other corporation, the corporation remaining after or resulting from such consolidation or merger shall ipso facto without the execution of filing of any papers or other documents, succeed to and be substituted for the Custodian with like effect as though originally named as such, provided, however, in every case that said Successor corporation maintains the qualifications set out in Section 17(f) of the Act.

In addition to the termination rights set forth above, the Administrator has the right to terminate this Agreement as provided in the Master Custodian Agreement.

21.       Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors in interest. This Agreement shall not be assignable by the Trust without the written consent of the Custodian, or by the Custodian without the written consent of the Trust, authorized or approved by a resolution of its Board of Trustees.

22.       Governing Law. The validity, construction, and administration of this Agreement shall be governed by the applicable laws of the United States from time to time in force and effect and, to the extent not preempted by such laws of the United States, by the laws of the State of California from time to time in force and effect. Any action or proceeding to enforce, interpret or adjudicate the rights and responsibilities of the parties hereunder shall be commenced in the State or Federal courts located in the State of California.

23.       Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

24.       Effective Date. This Agreement shall be effective when assets of the Trust are first delivered to the Custodian, and shall supersede any prior or existing agreements between the parties pertaining to the subject matter hereof.

Date:

By:	________________________ “Trust”

          __________________________________

Authorized Signature

          __________________________________

Name & Title

          __________________________________

Authorized Signature

           __________________________________

Name & Title

By:	Union Bank of California, National Association, "Bank"

            __________________________________

Authorized Signature

           __________________________________

Name & Title

           __________________________________

Authorized Signature

           __________________________________

Name & Title

Appendix A

Sub-Custodians and Depositories

1.

2.

3.

Emerging Markets

1.

2.

3.

Foreign Markets

1.

2.

3.